Exhibit 99.1


                                [CBL LETTERHEAD]



Investor                                 Media
Contact: Katie Knight                    Contact: Deborah Gibb
         Director of Investor Relations         Director of Corporate Relations
        (423) 490-8301                          (423) 490-8315

              CBL COMPLETES $400 MILLION UNSECURED CREDIT FACILITY

CHATTANOOGA, Tenn. (August 27, 2004) - CBL & Associates Properties, Inc. (NYSE:
  CBL) today announced that it has completed a new, unsecured credit facility for up to $400 million. The facility will have an initial term of two years with three one-year extensions at the Company's option and will bear interest based on leverage in the range of 100 to 145 basis points over the LIBOR. The facility replaces an existing $130 million unsecured line that was set to expire in September 2004.

The banks participating in the new credit facility include Wells Fargo Bank as Administrative Agent and Co-Lead Arranger; KeyBank as Syndication Agent and Co-Lead Arranger; and Wachovia Bank and U.S. Bank as Co-Documentation Agents. Also participating are LaSalle Bank, National City Bank of Kentucky, Societe General, Union Bank of California, and PNC Bank.

"This credit facility will provide additional flexibility for our active acquisition and development programs," stated Charles B. Lebovitz, chairman and chief executive officer of CBL & Associates Properties. "With over $705 million of transactions completed so far this year and other acquisitions available in the market, this new facility furthers our ability to react quickly. We are also excited to extend long-standing relationships with several members of our existing lending group and to add four new banks to our facility. We have enjoyed tremendous support from our banks and look forward to continuing this successful partnership."

  CBL & Associates Properties, Inc. is one of the top five owners of shopping centers in North America and the largest owner of malls and shopping centers in the Southeast, ranked by GLA owned. CBL owns, holds interests in or manages 167 properties, including 67 enclosed regional malls. The properties are located in 27 states and total 69.2 million square feet including 2.0 million square feet of non-owned shopping centers managed for third parties. CBL has ten projects under construction totaling approximately 2.0 million square feet including one regional mall - Imperial Valley Mall in the Imperial Valley region of California, an open-air shopping center in Southaven, MS, one community center and seven expansions. In addition to its office in Chattanooga, TN, CBL has a regional office in Boston (Waltham), MA. Additional information can be found at www.cblproperties.com.

  Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.